Exhibit 99.1

IDT ENTERS INTO FACILITY FOR STOCK REPURCHASE

Newark, N.J., January 3, 2005 — IDT Corporation (NYSE: IDT, IDT.C) today announced that it has signed an agreement with Merrill Lynch for Merrill Lynch to act as IDT’s agent for open-market purchases of IDT Common Stock and Class B Common Stock. In addition, IDT has established a $100 million line of credit facility with Merrill Lynch to fund such repurchases.

IDT will also enter into a Rule 10b5-1 Purchase Plan with Merrill Lynch, so that Merrill Lynch, in accordance with directions from IDT, will be able to repurchase shares in the open market during periods during which IDT would otherwise be precluded. IDT’s board of directors has previously approved a buyback of up to 5 million shares of Common Stock and 15 million shares of Class B Common Stock.

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for the Company’s initiatives in radio broadcasting, brochure distribution and new video technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a leading provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those include the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Contact:

Gil Nielsen, IDT Corporation

973-438-3553